SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): July 21, 2004

Valeant Pharmaceuticals International

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S. Employer Identification No.)

3300 Hyland Avenue
Costa Mesa, California 92626
(Address of principal executive offices) (Zip Code)

(714) 545-0100
(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure.

     (a) Redemption of 6 1/2% Notes. On July 22, 2004, Valeant issued a press release announcing the completion on July 21, 2004, of the redemption of its outstanding 6 1/2 percent convertible subordinated notes (“notes”) due 2008. The aggregate principal amount redeemed was $236.6 million. In connection with this repurchase, Valeant will record a pre-tax loss on early extinguishment of debt of approximately $14 million in the third quarter of 2004.

     The company redeemed all of the notes at a redemption price of 103.714 percent of the principal amount of the notes, plus interest on the notes for the period from July 15, 2004, to July 20, 2004, which interest will amount to $1.083 for each $1,000 of principal, for a total redemption price of $1,038.22 for each $1,000 principal amount of notes.

     Valeant redeemed the notes using a portion of the proceeds it received in private transactions in November and December of 2003, in which it issued and sold $240 million of its 3% convertible subordinated notes due 2010, $240 million of its 4% convertible subordinated notes due 2013, and $300 million of its 7% senior notes due 2011.

     In May 2004, Valeant also repurchased $89.4 million of the 6 1/2 notes in an open market transaction. As a result of this redemption, Valeant recorded a pre-tax loss on extinguishment of debt of $5.9 million in the second quarter of 2004.

     (b) Impairment Charge. Valeant also announced that it recorded a pre-tax impairment charge of approximately $20 million in the second quarter of 2004 on the anticipated, near-term sale of certain manufacturing facilities. The facilities to be sold are part of the company’s plan to rationalize its global manufacturing and supply chain network down to five sites, which will result in the disposal of ten sites. The company has recorded minimal tax benefits on the impairment charge in the 2004 second quarter, reflecting the uncertainty of the realization of these benefits in some of the markets where the facilities are located.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits

Exhibit Number	Description
99.1	Press release dated July 22, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2004	VALEANT PHARMACEUTICALS INTERNATIONAL
	By:	/s/ Bary G. Bailey
Bary G. Bailey,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 22, 2004.